Exhibit 99.1

Corium Prices Follow-On Offering of Common Stock

MENLO PARK, Calif., August 5, 2015 — Corium International, Inc.  (Nasdaq:CORI), a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty transdermal products, today announced the pricing of its underwritten public offering of 4,000,000 shares of common stock at a public offering price of $13.00 per share. Gross proceeds to Corium from this offering are expected to be approximately $52 million. Corium intends to use the net proceeds from this offering for general corporate purposes, which may include funding research and development, increasing its working capital, acquisitions or investments in businesses, products or technologies that are complementary to its own, and capital expenditures.

Corium also has granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of its common stock offered in the public offering. All of the shares will be offered and sold by Corium.

The offering is expected to close on August 11, 2015, subject to customary closing conditions. Jefferies LLC and Leerink Partners LLC are acting as joint book-running managers for the offering. Needham & Company, LLC is acting as lead manager. FBR Capital Markets & Co. is acting as co-manager.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was filed by Corium with the Securities and Exchange Commission (“SEC”) on May 8, 2015 and declared effective by the SEC on May 21, 2015. A final prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY, 10022, by telephone at 877-821-7388, or by email at Prospectus_Department@Jefferies.com, or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at (800) 808-7525 ext. 6142, or by email at syndicate@leerink.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Corium’s common stock, nor shall there be any sale of Corium’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations of offers to buy, or sales of the common stock will only be made pursuant to the registration statement filed with the SEC, including a prospectus and a related prospectus supplement.

About Corium

Corium International, Inc. is a commercial-stage biopharmaceutical company focused on the development, manufacture and commercialization of specialty pharmaceutical products that leverage the company’s broad experience in advanced transdermal and transmucosal delivery systems. Corium has developed and is the sole commercial manufacturer of seven prescription drug and consumer products with partners Teva Pharmaceuticals, Par Pharmaceutical and Procter & Gamble. The company has two proprietary transdermal platforms: Corplex™ for small molecules and MicroCor®, a biodegradable microstructure technology for small molecules and biologics, including vaccines, peptides and proteins. The company’s late-stage pipeline includes a contraceptive patch co-developed with Agile Therapeutics that is currently in Phase 3 trials, and additional transdermal products that are being co-developed with Teva. Corium has multiple proprietary programs in preclinical and clinical development for the treatment of osteoporosis and neurological disorders. For further information, please visit www.coriumgroup.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected gross proceeds of the offering, the anticipated use of proceeds of the offering and the timing of completion of the offering, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Corium’s filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed with the SEC on July 30, 2015, the prospectus supplement related to the public offering, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Corium’s results of operations, which would, in turn, have a significant and adverse impact on Corium’s stock price. Corium cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Corium undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

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Investor and Media Contact:

Karen L. Bergman

BCC Partners

kbergman@bccpartners.com

(650) 575-1509